Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

July 2011 Performance Update

The Frontier Fund Supplement Dated July 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	July 31, 2011	July 31, 2011	NAV /Unit
	MTD	YTD
Frontier Diversified Series-1	-0.83%	-2.69%	$100.79
Frontier Dynamic Series-1	-2.43%	-4.23%	$88.05
Frontier Long/Short Commodity Series-1a	5.37%	11.44%	$131.46
Frontier Masters Series-1	3.78%	-0.20%	$102.76

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of July 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(2,423,660.22)
Unrealized trading gain/(loss)			2,403,416.60
Less: commissions			(80,002.77)
Less: FCM fees			(141,777.41)
Foreign currency gain/(loss)			17,872.07
Interest income			111,061.30

Total Income			(113,090.43)

EXPENSES

Management fees			90,987.22
Incentive fees			296,663.47
Broker service fees			120,203.53

Total Expenses			507,854.22

Net Income (Loss)			$(620,944.65)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	744,014.62564	$75,613,175.43	101.63
Current month additions	22,265.03869	2,245,752.56
Current month redemptions	(12,470.96268)	(1,261,532.44)
Net Income (loss) for current month		(620,944.65)

Net Asset Value, end of current month	753,808.70165	$75,976,450.90	100.79

	Monthly rate of return		-0.83%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(27,593.36)
Less: commissions			—
Less: FCM fees			(1,139.05)
Foreign currency gain/(loss)			—
Interest income			791.28

Total Income			(27,941.13)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			965.16

Total Expenses			965.16

Net Income (Loss)			$(28,906.29)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,182.72668	$1,189,639.22	90.24
Current month additions	102.18864	9,000.00
Current month redemptions	(13,284.91532)	(1,169,732.93)
Net Income (loss) for current month		(28,906.29)

Net Asset Value, end of current month	—	$0.00	0.00

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$271,121.58
Unrealized trading gain/(loss)			719,599.48
Less: commissions			(6,388.00)
Less: FCM fees			(27,695.34)
Foreign currency gain/(loss)			160.16
Interest income			25,885.63

Total Income			982,683.51

EXPENSES

Management fees			42,079.02
Incentive fees			145,857.66
Broker service fees			23,608.99

Total Expenses			211,545.67

Net Income (Loss)			$771,137.84

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	111,154.95002	$13,868,151.70	124.76
Current month additions	12,199.88487	1,574,875.45
Current month redemptions	(987.60254)	(127,865.54)
Net Income (loss) for current month		771,137.84

Net Asset Value, end of current month	122,367.23235	$16,086,299.45	131.46

	Monthly rate of return		5.37%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(173,436.35)
Unrealized trading gain/(loss)			1,823,024.56
Less: commissions			(16,411.80)
Less: FCM fees			(66,173.71)
Foreign currency gain/(loss)			(1,995.06)
Interest income			55,017.51

Total Income			1,620,025.15

EXPENSES

Management fees			70,624.00
Incentive fees			181,384.17
Broker service fees			56,120.92

Total Expenses			308,129.09

Net Income (Loss)			$1,311,896.06

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	350,637.88828	$34,716,306.59	99.01
Current month additions	4,074.75345	412,529.05
Current month redemptions	(5,355.18450)	(542,239.03)
Net Income (loss) for current month		1,311,896.06

Net Asset Value, end of current month	349,357.45723	$35,898,492.67	102.76

	Monthly rate of return		3.78%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 1